Exhibit 3.43

ARTICLES OF ORGANIZATION

OF

GAVILON PIPELINE AND STORAGE, LLC

an Oklahoma Limited Liability Company

ARTICLE I

The name of the limited liability company (the “Company”) is:

Gavilon Pipeline and Storage, LLC

ARTICLE II

The Company shall have a perpetual term of existence.

ARTICLE III

The street address of the Company’s principal place of business, wherever located, is 11 ConAgra Drive, Omaha, Nebraska 68102.

ARTICLE IV

The name and street address of the Company’s resident agent and registered office in the State of Oklahoma is Mark Banner, 320 South Boston, Suite 200, Tulsa, Oklahoma 74103.

ARTICLE V

The business purposes of the Company are to carry or transport crude oil or petroleum, or any of the products thereof, by or through pipelines, for hire or otherwise, or to store crude oil or petroleum produced by it or any other person, or engaging in the business of buying, selling or dealing in crude oil or petroleum, and to conduct any lawful business whatsoever that may be conducted by limited liability companies under the Oklahoma Limited Liability Company Act.

IN WITNESS WHEREOF, these Articles of Organization have been executed by the undersigned on the 13th day of May, 2010.

/s/ Mark Banner
Mark Banner